Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: PATRICK JOHNSON
(904) 598-7422

REGENCY CENTERS REPORTS FOURTH QUARTER RESULTS

2011 Recurring FFO per share of $2.40

Jacksonville, Fla. (February 1, 2012) — Regency Centers Corporation (NYSE:REG) announced today financial and operating results for the quarter and year ended December 31, 2011.

Earnings

Regency reported Recurring Funds From Operations (Recurring FFO) for the fourth quarter of $56.8 million, or $0.63 per diluted share, compared to $47.5 million and $0.56 per diluted share for the same period in 2010. For the year ended December 31, 2011, Recurring FFO was $213.1 million and $2.40 per diluted share, compared to $199.4 million and $2.39 per diluted share for the same period last year.

Regency reported net income attributable to common stockholders for the quarter of $8.1 million, or $0.09 per diluted share, compared to a net loss of $37.9 million and $0.46 per diluted share for the same period in 2010. Net income attributable to common stockholders for the year ended December 31, 2011, was $31.7 million and $0.35 per diluted share, compared to a net loss of $10.9 million and $0.14 per diluted share for the same period last year.

Funds From Operations (FFO) for the fourth quarter was $56.5 million, or $0.63 per diluted share. For the same period in 2010, the Company reported FFO of $42.0 million and $0.50 per diluted share. For the year ended December 31, 2011, FFO was $220.3 million and $2.48 per diluted share, compared to $196.3 million and $2.35 per diluted share for the same period last year.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental operating performance measure. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable properties, either wholly owned or owned in joint venture. Regency has calculated FFO for all periods presented in accordance with this clarification. See our Supplemental Information for the full definition of FFO. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. Regency also reports Recurring FFO as FFO excluding the impact of gains from the sale of development projects and outparcels, net of related taxes and dead deal costs, gains and losses from the early extinguishment of debt and preferred stock, restructuring charges, transaction fees and promotes, provisions for impairment not otherwise excluded from FFO, and other non-core items.

Operations

For the three months ended December 31, 2011, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Same property net operating income (NOI) over the same period last year, excluding termination fees: 0.0%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 1.6%

•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 480 new and renewal lease transactions for a total of 1.8 million square feet

For the year ended December 31, 2011, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 93.8%

•	Percent leased, all properties: 92.7%

•	Increase in same property NOI over the same period last year, excluding termination fees: 0.1%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 1.2%

•	Leasing transactions (wholly owned properties and 100% of co-investment partnerships): 1,828 new and renewal lease transactions for a total of 6.9 million square feet

Investments

Dispositions and Acquisitions

During the quarter, Regency sold four wholly owned operating properties at a gross sales price of $52.3 million and a weighted average cap rate of 7.6%. Regency also sold the office component of an operating property for a gross sales price of $4.8 million and a cap rate of 4.7%. The Company sold two co-investment operating properties for a gross sales price of $27.5 million and a weighted average cap rate of 6.6%. Regency’s share of the sales price was $7.4 million. Also, Regency sold four out parcels at a gross sales price of $11.7 million.

Subsequent to quarter end, Regency and a co-investment partner purchased Lake Grove Commons at a gross purchase price of $72.5 million and a cap rate of 5.6%. Regency’s share of the purchase price was $29.0 million. The property is a 141,382 square foot Whole Foods-anchored shopping center located on Long Island. The property boasts the only Whole Foods in Suffolk County and is 100% leased.

Development

Fifteen projects were completed during the quarter, representing $297.0 million of net development costs. At December 31, 2011, the Company had 9 projects under development with estimated net development costs of $161.3 million.

Capital Markets

Unsecured Term Loan

During the quarter, Regency closed on a $250 million unsecured term loan (“Term Loan”). The Term Loan bears interest equal to LIBOR plus a margin that is determined in accordance with the Company’s long-term unsecured debt ratings. At the time of closing, the effective interest rate was LIBOR plus 145 basis points. The Term Loan will mature on December 15, 2016 and is prepayable at par any time prior to maturity. Subsequent to quarter end, the Company drew an initial $150 million on the Term Loan. The remaining $100 million must be drawn by July 13, 2012.

Dividend

On January 31, 2012, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on February 29, 2012 to shareholders of record on February 15, 2012. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on April 2, 2012 to shareholders of record on March 1, 2012; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on April 2, 2012 to shareholders of record on March 1, 2012; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on April 2, 2012 to shareholders of record on March 1, 2012.

2012 Guidance

The Company affirmed 2012 guidance as presented at its annual Investor and Analyst Day in December.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, February 2, 2012 at 10:00 a.m. EDT on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published forward-looking statements and additional financial information in its fourth quarter 2011 supplemental information package that may help investors estimate earnings for 2012. A copy of the Company’s fourth quarter 2011 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the information provided for the quarter ended December 31, 2011. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income Attributable to Common Stockholders to Funds From Operations and Recurring Funds From Operations—Actual

For the Periods Ended December 31, 2011 and 2010	Three Months Ended		Year to Date
	2011	2010	2011	2010

Net income attributable to common stockholders	$8,138,421	$(37,899,593)	$31,695,187	$(10,859,263)
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	28,185,604	25,793,275	113,384,688	104,724,242
Depreciation and amortization expense - unconsolidated properties	10,727,674	11,949,301	43,750,343	49,345,575
Consolidated JV partners’ share of depreciation	(179,542)	(134,051)	(738,640)	(539,592)
Provisions for impairment, including JVs	8,334,534	41,114,593	19,613,651	47,467,761
Amortization of leasing commissions and intangibles	4,103,387	3,890,263	16,427,057	15,110,831
Gain on sale of operating properties, net of tax, including JVs	(2,679,349)	(3,909,053)	(4,916,435)	(12,194,793)
(Income) loss from deferred compensation plan, net	(120,790)	1,232,302	999,519	3,197,822
Non-controlling interest of exchangeable partnership units	26,167	(70,000)	102,947	84,892

Funds From Operations	56,536,106	41,967,037	220,318,317	196,337,475

Dilutive effect of share-based awards	(153,659)	(135,387)	(596,465)	(541,549)

Funds From Operations for calculating Diluted FFO per Share	$56,382,447	$41,831,650	$219,721,852	$195,795,926

Funds From Operations	$56,536,106	$41,967,037	$220,318,317	$196,337,475
Adjustments to reconcile to Recurring Funds from Operations:
Development and outparcel gains, net of dead deal costs and tax, including JVs	(597,430)	(892,718)	(1,327,982)	611,649
Provision for impairment, including JVs	848,937	2,177,205	848,937	2,177,205
Provision for hedge ineffectiveness	54,120	—	54,120	(1,418,709)
(Gain) loss on early debt extinguishment, including JVs	(4,893)	4,242,776	(1,745,642)	4,242,776
Transaction fees and promotes	—	—	(5,000,000)	(2,593,828)

Recurring Funds From Operations	56,836,840	47,494,300	213,147,750	199,356,568

Dilutive effect of share-based awards	(153,659)	(135,387)	(596,465)	(541,549)

Recurring Funds From Operations for calculating Diluted Recurring FFO per Share	$56,683,181	$47,358,913	$212,551,285	$198,815,019

Weighted Average Shares For Diluted FFO per Share	89,754,830	83,882,191	88,603,738	83,218,758

Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2011, the Company owned 364 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.5 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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